DISCLAIMER

The below debt was delivered in connection with a consent solicitation and in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended.  The consent solicitation is made for the securities of a foreign controlled company.  The consent solicitation is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is, and a majority of its assets are, located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may acquire its securities otherwise than under the consent solicitation, such as in open market or privately negotiated purchases.

ANLEIHEBEDINGUNGEN FÜR NACHRANGIGE SCHULDVERSCHREIBUNGEN MIT FESTER VERZINSUNG	TERMS AND CONDITIONS OF THE SUBORDINATED NOTES WITH FIXED INTEREST RATES (ENGLISH LANGUAGE VERSION)

§ 1 WÄHRUNG, FESTGELEGTE STÜCKELUNG, FORM, EINZELNE DEFINITIONEN	§ 1 CURRENCY, SPECIFIED DENOMINATION, FORM, CERTAIN DEFINITIONS

(1) Währung; Festgelegte Stückelung. Diese Tranche der Schuldverschreibungen (die “Schuldverschreibungen” oder jeweils eine “Schuldverschreibung”) der IKB Deutsche Industriebank Aktiengesellschaft (die “Emittentin”) wird in Euro (die “Festgelegte Währung”) im Gesamtnennbetrag von EUR 160.000.000,00 (in Worten: Euro einhundertsechzig Millionen) mit einer festgelegten Stückelung von EUR 100,00 (die “Festgelegte Stückelung”) begeben.

(1) Currency; Specified Denomination. This tranche of Notes (the “Notes” or each a “Note”) of IKB Deutsche Industriebank Aktiengesellschaft (the “Issuer”) is being issued in Euro (the “Specified Currency”) in the aggregate principal amount of 160,000,000.00 (in words: Euro one hundert sixty million) with a specified denomination of EUR 100.00 (the “Specified Denomination”).

(2) Form. Die Schuldverschreibungen lauten auf den Inhaber und sind durch eine oder mehrere Globalurkunden verbrieft (jede eine “Globalurkunde”).	(2) Form. The Notes are in bearer form and are represented by one or more global notes (each a “Global Note”).

(3) Dauerglobalurkunde. Die Schuldverschreibungen sind durch eine Dauerglobalurkunde (die “Dauerglobalurkunde”) ohne Zinsscheine verbrieft. Die Dauerglobalurkunde trägt die eigenhändigen oder faksimilierten Unterschriften zweier ordnungsgemäß bevollmächtigter Vertreter der Emittentin und ist von der Emissionsstelle oder in deren Namen mit einer Kontrollunterschrift versehen. Einzelurkunden und Zinsscheine werden nicht ausgegeben.

(3) Permanent Global Note. The Notes are represented by a permanent Global Note (the “Permanent Global Note”) without coupons. The Permanent Global Note shall be signed manually or in facsimile by two authorised signatories of the Issuer and shall be authenticated by or on behalf of the Fiscal Agent. Definitive Notes and interest coupons will not be issued.

(4) Clearingsystem. Die die Schuldverschreibungen verbriefende Globalurkunde wird von Clearstream Banking AG, Mergenthaler Allee 61, 65760 Eschborn, Bundesrepublik Deutschland oder einem Funktionsnachfolger (das “Clearingsystem”) verwahrt.

(4) Clearing System. The Global Note representing the Notes will be kept in custody by Clearstream Banking AG, Mergenthaler Allee 61, 65760 Eschborn, Federal Republic of Germany, or any successor in such capacity (the “Clearing System”).

(5) Gläubiger von Schuldverschreibungen. “Gläubiger” bezeichnet jeden Inhaber eines Miteigentumsanteils, wirtschaftlichen Eigentumsrechts oder anderen vergleichbaren Rechts an der Globalurkunde.	(5) Holder of Notes. “Holder” means any holder of a co-ownership interest, beneficial interest or other comparable right in the Global Note.

(6) Geschäftstag. “Geschäftstag” bezeichnet einen Tag (außer einem Samstag oder Sonntag), an dem (i) das Clearingsystem und (ii) das Trans-European Automated Real-time Gross Settlement Express Transfer System 2 (TARGET2) betriebsbereit sind, um Zahlungen abzuwickeln, sowie (iii) Geschäftsbanken in Düsseldorf für Geschäfte (einschließlich Devisen- und Sortengeschäfte) geöffnet sind.

(6) Business Day. “Business Day” means a day (other than a Saturday or a Sunday) on which (i) the Clearing System and (ii) the Trans-European Automated Real-time Gross Settlement Express Transfer System 2 (TARGET2) are open to settle payments as well as (iii) commercial banks are open for general business (including dealings in foreign exchange and foreign currency) in Düsseldorf.

§ 2 STATUS	§ 2 STATUS

(1) Die Schuldverschreibungen sollen gemäß den Anwendbaren Vorschriften (wie nachstehend definiert) bankaufsichtsrechtliche Eigenmittel in Form von Ergänzungskapital (Tier 2 Kapital) darstellen. Entsprechend begründen die Schuldverschreibungen nicht besicherte, nachrangige Verbindlichkeiten der Emittentin, die untereinander und mit allen anderen nachrangigen Verbindlichkeiten der Emittentin gleichrangig sind.

(1) The Notes shall constitute regulatory capital in the form of Tier 2 Capital according to the Applicable Regulations (as defined below). Accordingly the obligations under the Notes shall constitute unsecured and subordinated obligations of the Issuer ranking pari passu among themselves and pari passu with all other subordinated obligations of the Issuer.

Im Fall der Auflösung, der Liquidation oder der Insolvenz der Emittentin oder eines Vergleichs oder eines anderen der Abwendung der Insolvenz dienenden Verfahrens gegen die Emittentin gehen die Verbindlichkeiten aus den Schuldverschreibungen den Ansprüchen dritter Gläubiger der Emittentin aus nicht nachrangigen Verbindlichkeiten im Range vollständig nach, so dass Zahlungen auf die Schuldverschreibungen solange nicht erfolgen, wie die Ansprüche dieser dritten Gläubiger der Emittentin aus nicht nachrangigen Verbindlichkeiten nicht vollständig befriedigt sind.

In the event of the dissolution (Auflösung), liquidation (Liquidation), insolvency, composition or other proceedings for the avoidance of insolvency of, or against, the Issuer, the obligations arising under the Notes will be subordinated to the claims of all unsubordinated creditors of the Issuer so that in any such event no amounts shall be payable under such obligations until the claims of all unsubordinated creditors of the Issuer shall have been satisfied in full.

Kein Gläubiger ist berechtigt, mit Ansprüchen aus den Schuldverschreibungen gegen Ansprüche der Emittentin aufzurechnen. Den Gläubigern wird für ihre Rechte aus den Schuldverschreibungen weder durch die Emittentin noch durch Dritte irgendeine Sicherheit oder Garantie gestellt; eine solche Sicherheit oder Garantie wird auch zu keinem späteren Zeitpunkt gestellt werden.

No Holder shall be entitled to set off any claims arising under the Notes against any claims that the Issuer may have against it. No security or guarantee of whatever kind is, or shall at any time be, provided by the Issuer or any other person securing rights of the Holders under such Notes.

“Anwendbare Vorschriften” bezeichnet die jeweils gültigen, sich auf die Kapitalanforderungen der Emittentin und/oder der Emittentin und ihrer konsolidierten Tochtergesellschaften beziehenden Vorschriften des Bankenaufsichtsrechts (insbesondere das Kreditwesengesetz und die Verordnung (EU) 575/2013 des Europäischen Parlaments und des Rates über Aufsichtsanforderungen an Kreditinstitute und Wertpapierfirmen vom 26. Juni 2013 in der jeweils gültigen Fassung (die “CRR”)) und der darunter fallenden Verordnungen und sonstigen Vorschriften (einschließlich der jeweils geltenden Leitlinien und Empfehlungen der Europäischen Bankenaufsichtsbehörde, der Verwaltungspraxis der Bundesanstalt für Finanzdienstleistungsaufsicht (BaFin) oder einer anderen zuständigen Behörde, welche deren Aufsichtsaufgaben übernommen hat, den einschlägigen Entscheidungen der Gerichte und den anwendbaren Übergangsbestimmungen).

“Applicable Regulations” means the relevant provisions of bank regulatory laws (including, without limitation, the German Banking Act (Kreditwesengesetz – “KWG”) and the Regulation (EU) No 575/2013 of the European Parliament and of the Council on prudential requirements for credit institutions and investment firms, dated 26 June 2013, as amended (the “CRR”)) and any regulations and other rules thereunder applicable from time to time (including the guidelines and recommendations of the European Banking Authority, as applicable and as amended, the administrative practice of the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – “BaFin”) or any other or successor supervisory authority which has succeeded to the supervisory functions of BaFin, and any applicable court decisions and any applicable transitional provisions), as applicable with respect to the capital requirements of the Issuer and/or to the Issuer together with its consolidated subsidiaries from time to time.

(2) Nachträglich können der Nachrang gemäß § 2 Absatz 1 nicht beschränkt sowie die Laufzeit der Schuldverschreibungen und jede anwendbare Kündigungsfrist nicht verkürzt werden. Werden die Schuldverschreibungen vorzeitig unter anderen als den in § 2 Absatz 1 beschriebenen Umständen oder infolge einer vorzeitigen Kündigung nach Maßgabe von § 5 Absatz 2 oder § 5 Absatz 3 zurückgezahlt oder von der Emittentin zurückerworben, so ist der zurückgezahlte oder gezahlte Betrag der Emittentin ohne Rücksicht auf entgegenstehende Vereinbarungen zurückzugewähren, sofern nicht die für die Emittentin zuständige Aufsichtsbehörde der vorzeitigen Rückzahlung oder dem Rückkauf zugestimmt hat. Eine Kündigung oder Rückzahlung der Schuldverschreibungen nach Maßgabe von § 5 oder ein Rückkauf der Schuldverschreibungen vor Endfälligkeit ist in jedem Fall nur mit vorheriger Zustimmung der für die Emittentin zuständigen Aufsichtsbehörde zulässig, soweit eine solche nach den jeweils geltenden gesetzlichen Bedingungen erforderlich ist.

(2) No subsequent agreement may limit the subordination pursuant to the provisions set out in § 2 (1) or amend the maturity of the Notes to any earlier date or shorten any applicable notice period (Kündigungsfrist). If the Notes are redeemed early otherwise than in the circumstances described in § 2 (1) or pursuant to an early termination pursuant to § 5 (2) or § 5 (3) or repurchased by the Issuer, then the amounts redeemed or paid must be returned to the Issuer irrespective of any agreement to the contrary, unless the relevant regulatory authority for the Issuer has approved such early redemption or repurchase. In any case, the termination or redemption of the Notes pursuant to § 5 or the repurchase of the Notes prior to maturity is only admissible after obtaining prior approval of the relevant regulatory authority for the Issuer, provided that such approval is required pursuant to the applicable statutory provisions.

§ 3 ZINSEN	§ 3 INTEREST

(1) Zinssatz und Zinszahlungstage.	(1) Rate of Interest and Interest Payment Dates.

Die Schuldverschreibungen werden bezogen auf ihren ausstehenden Gesamtnennbetrag verzinst, und zwar ab dem 22. Juni 2017 (der “Verzinsungsbeginn”) (einschließlich) bis zum Fälligkeitstag (wie in § 5 Absatz 1 definiert) (ausschließlich) mit 4,50% p.a.

The Notes shall bear interest on the basis of their outstanding aggregate principal amount at the rate of 4.50 per cent. p.a. from (and including) 22 June 2017 (the “Interest Commencement Date”) to (but excluding) the Maturity Date (as defined in § 5 (1)).

Die Zinsen sind nachträglich am 23. Juli eines jeden Jahres zahlbar (jeweils ein “Zinszahlungstag”). Die erste Zinszahlung erfolgt am 23. Juli 2018 und die letzte Zinszahlung erfolgt am 23. Juli 2022. An jedem Zinszahlungstag mit Ausnahme des Zinszahlungstags, der auf den 23. Juli 2018 fällt (der „erste Zinszahlungstag“), werden Zinsen in Höhe von EUR 4,50  je Schuldverschreibung gezahlt. An dem ersten Zinszahlungstag wird ein anfänglicher Bruchteilszinsbetrag in Höhe von EUR 4,89 je Schuldverschreibung gezahlt.

Interest shall be payable in arrear on 23 July in each year (each such date, an “Interest Payment Date”). The first payment of interest shall be made on 23 July 2018 and the last payment of interest shall be made on 23 July 2022. On each Interest Payment Date other than the Interest Payment Date falling on 23 July 2018 (the “First Interest Payment Date”) interest in the amount of EUR 4.50 will be paid per Note. On the First Interest Payment Date an initial broken amount of interest in the amount of EUR 4.89 will be paid per Note.

Zinszahlungstage unterliegen einer Anpassung in Übereinstimmung mit den in § 4 Absatz 4 enthaltenen Bestimmungen.	Interest Payment Dates are subject to an adjustment in accordance with the provisions set out in § 4 (4).

(2) Auflaufende Zinsen. Der Zinslauf der Schuldverschreibungen endet mit Beginn des Tages, an dem sie zur Rückzahlung fällig werden. Falls die Emittentin die Schuldverschreibungen bei Fälligkeit nicht einlöst, fallen auf den ausstehenden Gesamtnennbetrag der Schuldverschreibungen ab dem Fälligkeitstag (einschließlich) bis zum Tag der tatsächlichen Rückzahlung (ausschließlich) Zinsen in Höhe des gesetzlich festgelegten Zinssatzes für Verzugszinsen an(1).

(2) Accrual of Interest. The Notes shall cease to bear interest as from the beginning of the day on which they are due for redemption. If the Issuer fails to redeem the Notes when due, interest shall continue to accrue on the outstanding aggregate principal amount of the Notes from (and including) the Maturity Date to (but excluding) the date of actual redemption of the Notes at the default rate of interest established by law(2).

(3) Berechnung der Zinsen für Teile von Zeiträumen. Sofern Zinsen für einen Zeitraum von weniger als einem Jahr zu berechnen sind, erfolgt die Berechnung des betreffenden Zinsbetrags auf der Grundlage des Zinstagequotienten (wie nachstehend definiert).

(3) Calculation of Interest for Partial Periods. If interest is required to be calculated for a period of less than one full year, the respective amount of interest shall be calculated on the basis of the Day Count Fraction (as defined below).

(4) Zinstagequotient. “Zinstagequotient” bezeichnet im Hinblick auf die Berechnung des Zinsbetrags auf die Schuldverschreibungen für einen beliebigen Zeitraum (der “Zinsberechnungszeitraum”):	(4) Day Count Fraction. “Day Count Fraction” means, in respect of the calculation of an amount of interest on the Notes for any period of time (the “Calculation Period”):

(1)
Der gesetzliche Verzugszinssatz beträgt für das Jahr fünf Prozentpunkte über dem von der Deutschen Bundesbank von Zeit zu Zeit bekannt gemachten Basiszinssatz, §§ 288 Absatz 1, 247 Absatz 1 Bürgerliches Gesetzbuch.

(2)
The default rate of interest established by law per annum is five percentage points above the basic rate of interest published by Deutsche Bundesbank from time to time, Section 288 paragraph (1), Section 247 paragraph (1) German Civil Code (Bürgerliches Gesetzbuch).

die Anzahl von Tagen im Zinsberechnungszeitraum, dividiert durch 360, wobei die Anzahl der Tage auf der Grundlage eines Jahres von 360 Tagen mit zwölf Monaten zu je 30 Tagen zu ermitteln ist (es sei denn, (A) der letzte Tag des Zinsberechnungszeitraums fällt auf den 31. Tag eines Monats, während der erste Tag des Zinsberechnungszeitraums weder auf den 30. noch auf den 31. Tag eines Monats fällt, in welchem Fall der diesen Tag enthaltende Monat nicht als ein auf 30 Tage gekürzter Monat zu behandeln ist, oder (B) der letzte Tag des Zinsberechnungszeitraums fällt auf den letzten Tag des Monats Februar, in welchem Fall der Monat Februar nicht als ein auf 30 Tage verlängerter Monat zu behandeln ist).

the number of days in the Calculation Period divided by 360, whereby the number of days is to be calculated on the basis of a year of 360 days with twelve 30-day months (unless (A) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (B) the last day of the Calculation Period is the last day of the month of February in which case the month of February shall not be considered to be lengthened to a 30-day month).

§ 4 ZAHLUNGEN	§ 4 PAYMENTS

(1) (a) Zahlungen auf Kapital. Zahlungen auf Kapital in Bezug auf die Schuldverschreibungen erfolgen nach Maßgabe des nachstehenden Absatzes 2 an das Clearingsystem oder dessen Order zur Gutschrift auf den Konten der jeweiligen Kontoinhaber des Clearingsystems.

(1) (a) Payment of Principal. Payment of principal in respect of the Notes shall be made, subject to subparagraph (2) below, to the Clearing System or to its order for credit to the accounts of the relevant account holders of the Clearing System.

(b) Zahlung von Zinsen. Die Zahlung von Zinsen auf Schuldverschreibungen erfolgt nach Maßgabe von Absatz 2 an das Clearingsystem oder dessen Order zur Gutschrift auf den Konten der jeweiligen Kontoinhaber des Clearingsystems.

(b) Payment of Interest. Payment of interest on the Notes shall be made, subject to subparagraph (2), to the Clearing System or to its order for credit to the relevant account holders of the Clearing System.

(2) Zahlungsweise. Vorbehaltlich geltender steuerlicher und sonstiger gesetzlicher Regelungen und Vorschriften erfolgen zu leistende Zahlungen auf die Schuldverschreibungen in der Festgelegten Währung.
(2) Manner of Payment. Subject to applicable fiscal and other laws and regulations, payments of amounts due in respect of the Notes shall be made in the Specified Currency.

(3) Erfüllung. Die Emittentin wird durch Leistung der Zahlung an das Clearingsystem oder dessen Order von ihrer Zahlungspflicht befreit.	(3) Discharge. The Issuer shall be discharged by payment to, or to the order of, the Clearing System.

(4) Zahltag. Fällt der Fälligkeitstag einer Zahlung in Bezug auf eine Schuldverschreibung auf einen Tag, der kein Zahltag (wie nachstehend definiert) ist, so wird der Fälligkeitstag für diese Zahlung auf den nächstfolgenden Tag verschoben, bei dem es sich um einen Zahltag handelt.

(4) Payment Business Day. If the date for payment of any amount in respect of any Note is not a Payment Business Day (as defined below), the due date for such payment shall be postponed to the next day which is a Payment Business Day.

“Zahltag” bezeichnet den in § 1 Absatz 6 definierten Geschäftstag.	“Payment Business Day” means the Business Day specified in § 1 (6).

Falls der Fälligkeitstag einer Zahlung von Zinsen (wie oben beschrieben) sich nach hinten verschiebt, wird der Zinsbetrag nicht entsprechend angepasst.	If the due date for a payment of interest is postponed (as described above), the amount of interest shall not be adjusted accordingly.

Falls der Fälligkeitstag der Rückzahlung des Nennbetrags der Schuldverschreibungen angepasst wird, ist der Gläubiger nicht berechtigt, Zahlungen aufgrund dieser Anpassung zu verlangen.	If the due date for the redemption of the principal amount of the Notes is adjusted the Holder shall not be entitled to payments in respect of such adjustment.

(5) Bezugnahmen auf Kapital und Zinsen. Bezugnahmen in diesen Anleihebedingungen auf Kapital der Schuldverschreibungen schließen, soweit anwendbar, die folgenden Beträge ein: den Rückzahlungsbetrag der Schuldverschreibungen; den Vorzeitigen Rückzahlungsbetrag (wie in § 5 definiert) der Schuldverschreibungen; sowie jeden Aufschlag sowie sonstige auf oder in Bezug auf die Schuldverschreibungen zahlbaren Beträge (außer Zinsen). Bezugnahmen in diesen Anleihebedingungen auf Zinsen auf die Schuldverschreibungen sollen, soweit anwendbar, sämtliche gemäß § 7 zahlbaren Zusätzlichen Beträge einschließen.

(5) References to Principal and Interest. References in these Terms and Conditions to principal in respect of the Notes shall be deemed to include, as applicable: the Final Redemption Amount of the Notes; the Early Redemption Amount (as defined in § 5) of the Notes; and any premium and any other amounts (other than interest) which may be payable under or in respect of the Notes. References in these Terms and Conditions to interest in respect of the Notes shall be deemed to include, as applicable, any Additional Amounts which may be payable under § 7.

(6) Hinterlegung von Kapital und Zinsen. Die Emittentin ist berechtigt, beim Amtsgericht Düsseldorf Kapital- oder Zinsbeträge zu hinterlegen, die von den Gläubigern nicht innerhalb von zwölf Monaten nach dem maßgeblichen Zinszahlungstag oder dem Fälligkeitstag beansprucht worden sind, auch wenn die Gläubiger sich nicht in Annahmeverzug befinden. Soweit eine solche Hinterlegung erfolgt, und auf das Recht der Rücknahme verzichtet wird, erlöschen die Ansprüche der Gläubiger gegen die Emittentin.

(6) Deposit of Principal and Interest. The Issuer may deposit with the Local Court (Amtsgericht) in Düsseldorf principal or interest not claimed by Holders within twelve months after the relevant Interest Payment Date or Maturity Date, even though such Holders may not be in default of acceptance of payment. If and to the extent that the deposit is effected and the right of withdrawal is waived, the respective claims of such Holders against the Issuer shall cease.

§ 5 RÜCKZAHLUNG	§ 5 REDEMPTION

(1) Rückzahlung bei Endfälligkeit. Soweit nicht zuvor bereits ganz oder teilweise zurückgezahlt oder angekauft und entwertet, werden die Schuldverschreibungen vorbehaltlich der Bestimmungen in § 4 Absatz 4 am 23. Juli 2022 (der “Fälligkeitstag”) zu ihrem Rückzahlungsbetrag zurückgezahlt. Der “Rückzahlungsbetrag” in Bezug auf jede Schuldverschreibung entspricht dem Nennbetrag der Schuldverschreibung.

(1) Final Redemption. Unless previously redeemed in whole or in part or purchased and cancelled, the Notes shall be redeemed at their Final Redemption Amount subject to the provisions set out in § 4 (4) on 23 July 2022 (the “Maturity Date”). The “Final Redemption Amount” in respect of each Note shall be its principal amount.

(2) Vorzeitige Rückzahlung aus steuerlichen Gründen. Die Schuldverschreibungen können jederzeit insgesamt, jedoch nicht teilweise, nach Wahl der Emittentin und (soweit nach den anwendbaren aufsichtsrechtlichen Bestimmungen erforderlich) vorbehaltlich der vorherigen Zustimmung der zuständigen Aufsichtsbehörde mit einer Kündigungsfrist von nicht weniger als 30 und nicht mehr als 60 Tagen gegenüber der Emissionsstelle (wie in § 6 Absatz 1 definiert)

(2) Early Redemption for Reasons of Taxation. If as a result of any change in, or amendment to, the laws or regulations of the Federal Republic of Germany or any political subdivision or taxing authority thereof or therein affecting taxation or the obligation to pay duties of any kind, or any change in, or amendment to, an official interpretation or application of such laws or regulations, which amendment or change is effective on or after the date on which the last tranche of this series of Notes was issued,

und gemäß § 13 gegenüber den Gläubigern vorzeitig gekündigt und zu ihrem Vorzeitigen Rückzahlungsbetrag (wie nachstehend definiert) zuzüglich bis zum für die Rückzahlung festgesetzten Tag (ausschließlich) aufgelaufener Zinsen zurückgezahlt werden, falls die Emittentin als Folge einer Änderung oder Ergänzung der Steueroder Abgabengesetze und -vorschriften der Bundesrepublik Deutschland oder deren politischer Untergliederungen oder Steuerbehörden oder als Folge einer Änderung oder Ergänzung der Anwendung oder der offiziellen Auslegung dieser Gesetze und Vorschriften (vorausgesetzt, diese Änderung oder Ergänzung wird am oder nach dem Tag, an dem die letzte Tranche dieser Serie von Schuldverschreibungen begeben wird, wirksam) am nächstfolgenden Zinszahlungstag (wie in § 3 Absatz 1 definiert) zur Zahlung von Zusätzlichen Beträgen (wie in § 7 definiert) verpflichtet sein wird und diese Verpflichtung nicht durch das Ergreifen vernünftiger, der Emittentin zur Verfügung stehender, Maßnahmen vermieden werden kann.	the Issuer is required to pay Additional Amounts (as defined in § 7) on the next succeeding Interest Payment Date (as defined in § 3 (1)), and this obligation cannot be avoided by the use of reasonable measures available to the Issuer, the Notes may be redeemed anytime, in whole but not in part, at the option of the Issuer, upon not more than 60 days’ nor less than 30 days’ prior notice of redemption given to the Fiscal Agent (as defined in § 6 (1)) and, in accordance with § 13 to the Holders, at their Early Redemption Amount (as defined below), together with interest accrued to (but excluding) the date fixed for redemption, provided that the competent regulatory authority has given its prior approval to such redemption (to the extent such approval is required pursuant to the applicable regulatory provisions).

Eine solche Kündigung darf allerdings nicht (i) früher als 90 Tage vor dem frühestmöglichen Termin erfolgen, an dem die Emittentin verpflichtet wäre, solche Zusätzlichen Beträge zu zahlen, falls eine Zahlung auf die Schuldverschreibungen dann fällig sein würde, oder (ii) erfolgen, wenn zu dem Zeitpunkt, zu dem die Kündigung erfolgt, die Verpflichtung zur Zahlung von Zusätzlichen Beträgen nicht mehr wirksam ist.

However, no such notice of redemption may be given (i) earlier than 90 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts should a payment on the Notes be due, or (ii) if at the time such notice is given, such obligation to pay such Additional Amounts does not remain in effect.

Eine solche Kündigung hat gemäß § 13 zu erfolgen. Sie ist unwiderruflich, muss den für die Rückzahlung festgelegten Termin nennen und eine zusammenfassende Erklärung enthalten, welche die das Rückzahlungsrecht der Emittentin begründenden Umstände darlegt.

Any such notice shall be given in accordance with § 13. It shall be irrevocable, must specify the date fixed for redemption and must set forth a statement in summary form of the facts constituting the basis for the right of the Issuer so to redeem.

(3) Vorzeitige Rückzahlung bei Eintritt eines Aufsichtsrechtlichen Ereignisses. Die Schuldverschreibungen können jederzeit insgesamt, jedoch nicht teilweise, nach Wahl der Emittentin und vorbehaltlich der vorherigen Zustimmung der zuständigen Aufsichtsbehörde[3] (falls erforderlich) mit einer Kündigungsfrist von nicht weniger als 30 und nicht mehr als 60 Tagen vorzeitig gekündigt und zu ihrem Vorzeitigen Rückzahlungsbetrag zuzüglich bis zum für die Rückzahlung festgesetzten Tag (ausschließlich) aufgelaufener Zinsen zurückgezahlt werden, falls die Emittentin nach ihrer eigenen Einschätzung (i) die Schuldverschreibungen nicht mehr in Höhe ihres Gesamtnennbetrags für Zwecke der Eigenmittelausstattung als Ergänzungskapital (Tier 2) nach Maßgabe der Anwendbaren Vorschriften (wie in § 2 definiert) anrechnen darf oder (ii) in sonstiger Weise im Hinblick auf die Schuldverschreibungen einer weniger günstigen regulatorischen Eigenmittelbehandlung unterliegt als am 22. Juni 2017.

(3) Early redemption upon the occurrence of a Regulatory Event. The Notes may be redeemed anytime in whole, but not in part, at the option of the Issuer and upon the prior approval of the competent regulatory authority[4], if required, upon not more than 60 days’ nor less than 30 days’ prior notice of redemption at their Early Redemption Amount together with accrued interest (if any) to, but excluding, the date fixed for redemption if the Issuer in its own assessment (i) may not account the Notes in the amount of their aggregate principal amount as Tier 2 Capital for purposes of own funds endowment in accordance with the Applicable Regulations (as defined in § 2) anymore or (ii) is otherwise subject to any form of a less advantageous regulatory own funds treatment with respect to the Notes than as of 22 June 2017.

Eine solche Kündigung hat gemäß § 13 zu erfolgen. Sie ist unwiderruflich, muss den für die Rückzahlung festgelegten Termin nennen und eine zusammenfassende Erklärung enthalten, welche die das Rückzahlungsrecht der Emittentin begründenden Umstände darlegt.

Such notice shall be given in accordance with § 13. It shall be irrevocable, must specify the date fixed for redemption and must set forth a statement in summary form of the facts constituting the basis for the right of the Issuer so to redeem.

[3]	Artikel 78 Absatz 1 der Verordnung (EU) 575/2013 des Europäischen Parlaments und des Rates über Aufsichtsanforderungen an Kreditinstitute und Wertpapierfirmen vom 26. Juni 2013 lautet:

“Die zuständige Behörde gibt einem Institut die Erlaubnis zu Verringerung, Rückkauf, Kündigung oder Rückzahlung bzw. Tilgung von Instrumenten des harten Kernkapitals, des zusätzlichen Kernkapitals oder des Ergänzungskapitals, wenn a) das Institut die in Artikel 77 genannten Instrumente vor oder gleichzeitig mit der in Artikel 77 genannten Handlung durch Eigenmittelinstrumente zumindest gleicher Qualität zu Bedingungen ersetzt, die im Hinblick auf die Ertragsmöglichkeiten des Instituts nachhaltig sind; b) das Institut der zuständigen Behörde hinreichend nachgewiesen hat, dass seine Eigenmittel nach der betreffenden Handlung die Anforderungen nach Artikel 92 Absatz 1 und die kombinierte Kapitalpufferanforderung im Sinne des Artikels 128 Nr. 6 der Richtlinie 2013/36/EU um eine Spanne übertreffen, die die zuständige Behörde auf der Grundlage des Artikels 104 Absatz 3 der Richtlinie 2013/36/EU gegebenenfalls für erforderlich hält.”

[4]
„Article 78 paragraph (1) of the Regulation (EU) No 575/2013 of the European Parliament and of the Council on prudential requirements for credit institutions and investment firms, dated 26 June 2013, reads as follows:

“The competent authority shall grant permission for an institution to reduce, repurchase, call or redeem Common Equity Tier 1, Additional Tier 1 or Tier 2 instruments where any of the following conditions is met: (a) earlier than or at the same time as the action referred to in Article 77, the institution replaces the instruments referred to in Article 77 with own funds instruments of equal or higher quality at terms that are sustainable for the income capacity of the institution; (b) the institution has demonstrated to the satisfaction of the competent authority that the own funds of the institution would, following the action in question, exceed the requirements laid down in Article 92(1) of this Regulation and the combined buffer requirement as defined in point (6) of Article 128 of Directive 2013/36/EU by a margin that the competent authority may consider necessary on the basis of Article 104(3) of Directive 2013/36/EU.”

(4) Vorzeitiger Rückzahlungsbetrag.	(4) Early Redemption Amount.

Für die Zwecke dieses § 5 entspricht der “Vorzeitige Rückzahlungsbetrag” einer Schuldverschreibung dem Rückzahlungsbetrag.	For purposes of this § 5, the “Early Redemption Amount” of a Note shall be its Final Redemption Amount.

§ 6 EMISSIONSSTELLE, ZAHLSTELLE	§ 6 THE FISCAL AGENT, THE PAYING AGENT

(1) Bestellung; bezeichnete Geschäftsstelle. Die anfänglich bestellte Emissionsstelle und ihre bezeichnete Geschäftsstelle lauten wie folgt:	(1) Appointment; Specified Office. The initial Fiscal Agent and its initial specified office shall be:

Emissionsstelle:	IKB Deutsche Industriebank AG Wilhelm-Bötzkes-Straße 1 40474 Düsseldorf Bundesrepublik Deutschland	Fiscal Agent:	IKB Deutsche Industriebank AG Wilhelm-Bötzkes-Straße 1 40474 Düsseldorf Federal Republic of Germany

Die Emissionsstelle behält sich das Recht vor, jederzeit ihre bezeichnete Geschäftsstelle durch eine andere bezeichnete Geschäftsstelle zu ersetzen.	The Fiscal Agent reserves the right at any time to change its specified office to some other specified office.

(2) Änderung der Bestellung oder Abberufung. Die Emittentin behält sich das Recht vor, jederzeit die Bestellung der Emissionsstelle zu ändern oder zu beenden und eine andere Emissionsstelle zu bestellen. Die Emittentin wird zu jedem Zeitpunkt eine Emissionsstelle unterhalten.

(2) Variation or Termination of Appointment. The Issuer reserves the right at any time to vary or terminate the appointment of the Fiscal Agent and to appoint another Fiscal Agent. The Issuer shall at all times maintain a Fiscal Agent.

Eine Änderung, Abberufung, Bestellung oder ein sonstiger Wechsel wird nur wirksam (außer im Insolvenzfall, in dem eine solche Änderung sofort wirksam wird), sofern die Gläubiger hierüber gemäß § 13 vorab unter Einhaltung einer Frist von mindestens 30 und nicht mehr als 45 Tagen informiert wurden.

Any variation, termination, appointment or change shall only take effect (other than in the case of insolvency, when it shall be of immediate effect) after not less than 30 nor more than 45 days’ prior notice thereof shall have been given to the Holders in accordance with § 13.

(3) Beauftragte der Emittentin. Die Emissionsstelle handelt ausschließlich als Beauftragte der Emittentin und übernimmt keinerlei Verpflichtungen gegenüber den Gläubigern, und es wird kein Auftrags- oder Treuhandverhältnis zwischen ihr und den Gläubigern begründet.
(3) Agent of the Issuer. The Fiscal Agent acts solely as the agent of the Issuer and does not assume any obligations towards or relationship of agency or trust for any Holder.

(4) Zahlstelle. Die Emissionsstelle handelt auch als Zahlstelle (die Emissionsstelle oder jede andere beauftragte Zahlstelle, soweit anwendbar, jede für sich die “Zahlstelle”) in Bezug auf die Schuldverschreibungen.

(4) Paying Agent. The Fiscal Agent shall also act as the principal paying agent with respect to the Notes (the Fiscal Agent or any other appointed paying agent, as the case may be, each a “Paying Agent”).

Die Zahlstelle behält sich das Recht vor, jederzeit ihre bezeichnete Geschäftsstelle durch eine andere bezeichnete Geschäftsstelle in derselben Stadt zu ersetzen. Die Emittentin behält sich das Recht vor, jederzeit die Bestellung der Zahlstelle zu ändern oder zu beenden und zusätzliche oder andere Zahlstellen zu bestellen. Die Emittentin wird zu jedem Zeitpunkt eine Zahlstelle mit bezeichneter Geschäftsstelle in einer europäischen Stadt unterhalten und, solange die Schuldverschreibungen an einer Börse notiert sind, eine Zahlstelle (die die Emissionsstelle sein kann) mit bezeichneter Geschäftsstelle an dem von den Regeln dieser Börse vorgeschriebenen Ort unterhalten.

The Paying Agent reserves the right at any time to change its specified office to another specified office in the same city. The Issuer reserves the right at any time to vary or terminate the appointment of the Paying Agent and to appoint additional or other Paying Agents. The Issuer shall at all times maintain a Paying Agent with a specified office in a European city and, so long as the Notes are listed on any stock exchange, a Paying Agent (which may be the Fiscal Agent) with a specified office in such place as may be required by the rules of such stock exchange.

Eine Änderung, Abberufung, Bestellung oder ein sonstiger Wechsel wird nur wirksam (außer im Insolvenzfall, in dem eine solche Änderung sofort wirksam wird), sofern die Gläubiger hierüber gemäß § 13 vorab unter Einhaltung einer Frist von mindestens 30 und nicht mehr als 45 Tagen informiert wurden.

Any variation, termination, appointment or change shall only take effect (other than in the case of insolvency, when it shall be of immediate effect) after not less than 30 nor more than 45 days’ prior notice thereof shall have been given to the Holders in accordance with § 13.

Die Zahlstelle handelt ausschließlich als Beauftragte der Emittentin und übernimmt keinerlei Verpflichtungen gegenüber den Gläubigern, und es wird kein Auftrags- oder Treuhandverhältnis zwischen ihr und den Gläubigern begründet.
The Paying Agent acts solely as the agent of the Issuer and does not assume any obligations towards or relationship of agency or trust for any Holder.

§ 7 STEUERN	§ 7 TAXATION

Sämtliche auf die Schuldverschreibungen zu zahlenden Beträge sind ohne Einbehalt oder Abzug von oder aufgrund von gegenwärtigen oder zukünftigen Steuern oder sonstigen Abgaben gleich welcher Art zu leisten, die von oder in der Bundesrepublik Deutschland oder für deren Rechnung oder von oder für Rechnung einer politischen Untergliederung oder Steuerbehörde der oder in der Bundesrepublik Deutschland durch Einbehalt oder Abzug an der Quelle auferlegt oder erhoben werden, es sei denn, ein solcher Einbehalt oder Abzug ist gesetzlich vorgeschrieben.

All amounts payable in respect of the Notes shall be made without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by way of withholding or deduction at source by or on behalf of the Federal Republic of Germany or any political subdivision or any authority thereof or therein having power to tax unless such withholding or deduction is required by law.

In diesem Fall wird die Emittentin diejenigen zusätzlichen Beträge (die “Zusätzlichen Beträge”) zahlen, die erforderlich sind, damit die den Gläubigern zufließenden Nettobeträge nach einem solchen Einbehalt oder Abzug jeweils den Beträgen entsprechen, die ohne einen solchen Einbehalt oder Abzug von den Gläubigern empfangen worden wären; die Verpflichtung zur Zahlung solcher Zusätzlichen Beträge besteht jedoch nicht für solche Steuern und Abgaben, die:

In such event, the Issuer will pay such additional amounts (the “Additional Amounts”) as shall be necessary in order that the net amounts received by the Holders, after such withholding or deduction shall equal the respective amounts which would otherwise have been receivable in the absence of such withholding or deduction; except that no such Additional Amounts shall be payable on account of any taxes or duties which:

(a)
von einer als Depotbank oder Inkassobeauftragter des Gläubigers handelnden Person oder sonst auf andere Weise zu entrichten sind als dadurch, dass die Emittentin aus den von ihr zu leistenden Zahlungen von Kapital oder Zinsen einen Abzug oder Einbehalt vornimmt; oder
(a)
are payable by any person acting as custodian bank or collecting agent on behalf of a Holder, or otherwise in any manner which does not constitute a deduction or withholding by the Issuer from payments of principal or interest made by it; or

(b)
wegen einer gegenwärtigen oder früheren persönlichen oder geschäftlichen Beziehung des Gläubigers zur Bundesrepublik Deutschland zu zahlen sind, und nicht allein deshalb, weil Zahlungen auf die Schuldverschreibungen aus Quellen in der Bundesrepublik Deutschland stammen (oder für Zwecke der Besteuerung so behandelt werden) oder dort besichert sind; oder
(b)
are payable by reason of the Holder having, or having had, a personal or business connection with the Federal Republic of Germany and not merely by reason of the fact that payments in respect of the Notes are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in, the Federal Republic of Germany; or

(c)
wegen einer Rechtsänderung zu zahlen sind, welche später als 30 Tage nach Fälligkeit der betreffenden Zahlung von Kapital oder Zinsen oder, wenn dies später erfolgt, nach ordnungsgemäßer Bereitstellung aller fälligen Beträge und einer diesbezüglichen Bekanntmachung gemäß § 13 wirksam wird; oder
(c)
are payable by reason of a change in law that becomes effective more than 30 days after the relevant payment of principal or interest becomes due, or, if this occurs later, is duly provided for and notice thereof is published in accordance with § 13; or

(d)
aufgrund (i) einer zwischenstaatlichen Vereinbarung über die Besteuerung von Zinserträgen, an der die Bundesrepublik Deutschland oder die Europäische Union beteiligt ist, oder (ii) einer gesetzlichen Vorschrift, die diese Vereinbarung umsetzt oder befolgt, abzuziehen oder einzubehalten sind.
(d)
are deducted or withheld pursuant to (i) any international treaty or understanding relating to the taxation of interest income and to which the Federal Republic of Germany or the European Union is a party, or (ii) any provision of law implementing, or complying with, or introduced to conform with, such treaty or understanding.

Die Emittentin ist berechtigt, von den an einen Gläubiger oder einen an den Schuldverschreibungen wirtschaftlich Berechtigten auf die Schuldverschreibungen zu zahlenden Beträgen diejenigen Beträge einzubehalten oder abzuziehen, die erforderlich sind, um eine etwaige Steuer zu zahlen,

The Issuer is authorised to withhold or deduct from amounts payable under the Notes to a Holder or beneficial owner of Notes funds for the payment of any tax that it is required to withhold or deduct pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”)

die sie gemäß einem Abkommen nach Section 1471(b) des U.S. Internal Revenue Code von 1986 (der “Code”) oder in sonstiger Weise gemäß Sections 1471 bis 1474 des Code, den Vorschriften und Abkommen darunter, den offiziellen Auslegungen davon oder den Gesetzen, die einen zwischenstaatlichen Ansatz dazu verfolgen (zusammen “FATCA”) einzubehalten oder abzuziehen verpflichtet ist. Die Emittentin ist nicht verpflichtet, irgendwelche Zusätzlichen Beträge aufgrund eines Betrags, den die Emittentin, eine Zahlstelle oder ein Intermediär im Zusammenhang mit FATCA einbehält, zu zahlen.

or otherwise pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto (together, “FATCA”). The Issuer will not be required to make any payment of Additional Amounts for or on account of any withholding tax deducted by the Issuer, a Paying Agent or an intermediary pursuant to FATCA.

§ 8 VORLEGUNGSFRIST	§ 8 PRESENTATION PERIOD

Die in § 801 Absatz 1 Satz 1 Bürgerliches Gesetzbuch bestimmte Vorlegungsfrist wird für die Schuldverschreibungen auf zehn Jahre verkürzt.	The presentation period provided in Section 801 paragraph (1), sentence 1 German Civil Code (Bürgerliches Gesetzbuch) is reduced to ten years for the Notes.

§ 9 ERSETZUNG	§ 9 SUBSTITUTION

(1) Ersetzung. Die Emittentin ist jederzeit berechtigt, sofern sie sich nicht mit einer Zahlung von Kapital oder Zinsen auf die Schuldverschreibungen in Verzug befindet, ohne Zustimmung der Gläubiger ein mit ihr verbundenes Unternehmen an ihrer Stelle als Hauptschuldnerin (die “Nachfolgeschuldnerin”) für alle Verpflichtungen aus und im Zusammenhang mit diesen Schuldverschreibungen einzusetzen, vorausgesetzt, dass:

(1) Substitution. The Issuer may, without the consent of the Holders, if no payment of principal of or interest on any of the Notes is in default, at any time substitute for the Issuer any Affiliate of the Issuer as principal debtor in respect of all obligations arising from or in connection with these Notes (the “Substitute Debtor”) provided that:

(a)	die Nachfolgeschuldnerin alle Verpflichtungen der Emittentin in Bezug auf die Schuldverschreibungen übernimmt;	(a)	the Substitute Debtor assumes all obligations of the Issuer in respect of the Notes;

(b)
die Emittentin und die Nachfolgeschuldnerin alle erforderlichen Genehmigungen erhalten haben und berechtigt sind, an die Emissionsstelle die zur Erfüllung der Zahlungsverpflichtungen aus den Schuldverschreibungen zahlbaren Beträge in der hierin Festgelegten Währung zu zahlen, ohne verpflichtet zu sein, jeweils in dem Land, in dem die Nachfolgeschuldnerin oder die Emittentin ihren Sitz oder Steuersitz haben, erhobene Steuern oder andere Abgaben jedweder Art abzuziehen oder einzubehalten;
(b)
the Issuer and the Substitute Debtor have obtained all necessary authorisations and may transfer to the Fiscal Agent in the Specified Currency and without being obligated to deduct or withhold any taxes or other duties of whatever nature levied by the country in which the Substitute Debtor or the Issuer has its domicile or tax residence, all amounts required for the fulfilment of the payment obligations arising under the Notes;

(c)
die Nachfolgeschuldnerin sich verpflichtet hat, jeden Gläubiger hinsichtlich solcher Steuern, Abgaben oder behördlichen Lasten freizustellen, die einem Gläubiger bezüglich der Ersetzung auferlegt werden;
		(c)	the Substitute Debtor has agreed to indemnify and hold harmless each Holder against any tax, duty, assessment or governmental charge imposed on such Holder in respect of such substitution;

(d)
die Emittentin unwiderruflich und unbedingt gegenüber den Gläubigern die Zahlung aller von der Nachfolgeschuldnerin auf die Schuldverschreibungen zahlbaren Beträge zu Bedingungen garantiert, die sicherstellen, dass jeder Gläubiger wirtschaftlich mindestens so gut gestellt wird, wie er ohne eine Ersetzung stehen würde, und die Ansprüche der Gläubiger aus der Garantie im gleichen Umfang (jedoch nicht darüber hinaus) nachrangig sind wie die vor der Ersetzung bestehenden Ansprüche der Gläubiger aus den Schuldverschreibungen;
(d)
the Issuer irrevocably and unconditionally guarantees in favour of each Holder the payment of all sums payable by the Substitute Debtor in respect of the Notes on terms which ensure that each Holder will be put in an economic position that is at least as favourable as that which would have existed if the substitution had not taken place and the claims of the Holders under this guarantee shall be subordinated to the same extent (but not further) as the claims of the Holders under the Notes prior to the substitution;

(e)	die Ersetzung nach den Anwendbaren Vorschriften zulässig ist;	(e)	the substitution is admissible according to the Applicable Regulations;

(f)	die zuständige Aufsichtsbehörde (soweit erforderlich) der Ersetzung zugestimmt hat;	(f)	the competent regulatory authority (if required) has approved the substitution;

(g)
der Emissionsstelle jeweils ein Rechtsgutachten bezüglich der betroffenen Rechtsordnungen von anerkannten Rechtsanwälten vorgelegt wird, das bestätigt, dass die Bestimmungen in den vorstehenden Unterabsätzen (a), (b), (c), (d), (e) und (f) erfüllt wurden; und;
(g)
there shall have been delivered to the Fiscal Agent one opinion for each jurisdiction affected of lawyers of recognised standing to the effect that subparagraphs (a), (b), (c), (d), (e) and (f) above have been satisfied; and;

(h)
einziger Zweck der Nachfolgeschuldnerin die Aufnahme von Mitteln ist, die von der IKB Deutsche Industriebank Aktiengesellschaft und deren Tochtergesellschaften im Rahmen ihrer üblichen Geschäftsaktivitäten verwendet werden.
		(h)	the sole purpose of the Substitute Debtor is to raise funds to be used by IKB Deutsche Industriebank Aktiengesellschaft and its subsidiaries in their usual business.

Für die Zwecke dieses § 9 bedeutet “verbundenes Unternehmen” ein verbundenes Unternehmen im Sinne von §§ 15 ff. Aktiengesetz.	For purposes of this § 9, “Affiliate” shall mean any affiliated company (verbundenes Unternehmen) within the meaning of Sections 15 et seqq. German Stock Corporation Act (Aktiengesetz)(5).

(2) Bekanntmachung. Jede Ersetzung ist gemäß § 13 bekannt zu machen.	(2) Notice. Notice of any such substitution shall be published in accordance with § 13.

(3) Änderung von Bezugnahmen. Im Falle einer Ersetzung gilt jede Bezugnahme in diesen Anleihebedingungen auf die Emittentin ab dem Zeitpunkt der Ersetzung als Bezugnahme auf die Nachfolgeschuldnerin und jede Bezugnahme auf das Land, in dem die Emittentin ihren Sitz oder Steuersitz hat, gilt ab diesem Zeitpunkt als Bezugnahme auf das Land, in dem die Nachfolgeschuldnerin ihren Sitz oder Steuersitz hat. Des Weiteren gilt im Falle einer Ersetzung Folgendes:

(3) Change of References. In the event of any such substitution, any reference in these Terms and Conditions to the Issuer shall from then on be deemed to refer to the Substitute Debtor and any reference to the country in which the Issuer is domiciled or resident for taxation purposes shall from then on be deemed to refer to the country of domicile or residence for taxation purposes of the Substitute Debtor. Furthermore, in the event of such substitution the following shall apply:

(5)
An English language translation of Section 15 German Stock Corporation Act (Aktiengesetz) would read as follows: “Legally separate enterprises which with respect to each other are subsidiary and parent company (Section 16), controlled or controlling enterprises (Section 17), members of a group (Section 18), enterprises with cross-shareholdings (Section 19), or parties to an enterprise agreement (Sections 291, 292) shall constitute affiliated enterprises.”

in § 5 Absatz 2 und § 7 gilt eine alternative Bezugnahme auf die Bundesrepublik Deutschland als aufgenommen (zusätzlich zu der Bezugnahme nach Maßgabe des vorstehenden Satzes auf das Land, in dem die Nachfolgeschuldnerin ihren Sitz oder Steuersitz hat).

in § 5 (2) and § 7 an alternative reference to the Federal Republic of Germany shall be deemed to have been included in addition to the reference according to the preceding sentence to the country of domicile or residence for taxation purposes of the Substitute Debtor.

§ 10 BESCHLÜSSE DER GLÄUBIGER	§ 10 RESOLUTIONS OF HOLDERS

(1) Vorbehaltlich § 10 Absatz 3 können die Gläubiger durch Mehrheitsbeschluss über alle gesetzlich zugelassenen Beschlussgegenstände Beschluss fassen. Eine Verpflichtung zur Leistung kann für die Gläubiger durch Mehrheitsbeschluss nicht begründet werden.

(1) Subject to § 10 (3) below, the Holders may agree by majority resolution on all matters permitted by law, provided that no obligation to make any payment or render any other performance shall be imposed on any Holder by majority resolution.

(2) Die Mehrheitsbeschlüsse der Gläubiger sind für alle Gläubiger gleichermaßen verbindlich. Ein Mehrheitsbeschluss der Gläubiger, der nicht gleiche Bedingungen für alle Gläubiger vorsieht, ist unwirksam, es sei denn, die benachteiligten Gläubiger stimmen ihrer Benachteiligung ausdrücklich zu.

(2) Majority resolutions shall be binding on all Holders. Resolutions which do not provide for identical conditions for all Holders are void, unless Holders who are disadvantaged have expressly consented to their being treated disadvantageously.

(3) Die Gläubiger entscheiden mit einer Mehrheit von 75% (Qualifizierte Mehrheit) der an der Abstimmung teilnehmenden Stimmrechte. Beschlüsse, durch welche der wesentliche Inhalt der Anleihebedingungen nicht geändert wird und die keinen Gegenstand des § 5 Absatz 3, Nr. 1 bis Nr. 8 des Schuldverschreibungsgesetzes betreffen, bedürfen zu ihrer Wirksamkeit einer einfachen Mehrheit von mindestens 50% der teilnehmenden Stimmrechte.

(3) Resolutions shall be passed by a majority of not less than 75 per cent. of the votes cast (qualified majority). Resolutions relating to amendments to the Terms and Conditions which are not material and which do not cover any of the items provided for by Section 5 paragraph (3) Nos. 1-8 of the German Act on Debt Securities of 2009 (Schuldverschreibungsgesetz), require a majority of not less than 50 per cent. of the votes cast.

(4) Die Gläubiger beschließen im Wege der Abstimmung ohne Versammlung. Eine Gläubigerversammlung und eine Übernahme der Kosten für eine solche Versammlung durch die Emittentin findet ausschließlich unter den in § 18 Absatz 4 Satz 2 Schuldverschreibungsgesetz genannten Umständen statt.

(4) Holders shall pass resolutions by vote taken without a meeting. Meetings of Holders will only take place and the Issuer will only bear the costs of such meetings of Holders in the circumstances provided for in Section 18 paragraph (4) sentence 2 German Act on Debt Securities of 2009 (Schuldverschreibungsgesetz).

(5) An Abstimmungen der Gläubiger nimmt jeder Gläubiger nach Maßgabe des Nennwerts oder des rechnerischen Anteils seiner Berechtigung an den ausstehenden Schuldverschreibungen teil. Das Stimmrecht ruht, solange die Anteile der Emittentin oder einem mit ihr verbundenen Unternehmen (§§ 15 ff. Aktiengesetz) zustehen oder für Rechnung der Emittentin oder eines mit ihr verbundenen Unternehmens gehalten werden. Die Emittentin darf Schuldverschreibungen, deren Stimmrechte ruhen, einem anderen nicht zu dem Zweck überlassen, die Stimmrechte an ihrer Stelle auszuüben; dies gilt auch für ein mit der Emittentin verbundenes Unternehmen.

(5) Each Holder participating in any vote shall cast votes in accordance with the principal amount or the notional share of its entitlement to the outstanding Notes. As long as the entitlement to the Notes lies with, or the Notes are held for the account of, the Issuer or any of its affiliates (Sections 15 et seqq. of the German Stock Corporation Act (Aktiengesetz)), the right to vote in respect of such Notes shall be suspended. The Issuer may not transfer Notes, of which the voting rights are so suspended, to another person for the purpose of exercising such voting rights in the place of the Issuer; this shall also apply to any affiliate of the Issuer.

Niemand darf dafür, dass eine stimmberechtigte Person nicht oder in einem bestimmten Sinne stimme, Vorteile als Gegenleistung anbieten, versprechen oder gewähren.	No person shall be permitted to offer, promise or grant any benefit or advantage to another person entitled to vote in consideration of such person abstaining from voting or voting in a certain way.

Wer stimmberechtigt ist, darf dafür, dass er nicht oder in einem bestimmten Sinne stimme, keinen Vorteil und keine Gegenleistung fordern, sich versprechen lassen oder annehmen.	A person entitled to vote may not demand, accept or accept the promise of, any benefit, advantage or consideration for abstaining from voting or voting in a certain way.

§ 11 GEMEINSAMER VERTRETER DER GLÄUBIGER	§ 11 HOLDERS’ REPRESENTATIVE

(1) Die Gläubiger können durch Mehrheitsbeschluss zur Wahrnehmung ihrer Rechte einen gemeinsamen Vertreter für alle Gläubiger bestellen.	(1) The Holders may by majority resolution appoint a common representative (the “Holders’ Representative”) to exercise the Holders’ rights on behalf of each Holder.

(2) Der gemeinsame Vertreter hat die Aufgaben und Befugnisse, welche ihm durch Gesetz oder von den Gläubigern durch Mehrheitsbeschluss eingeräumt wurden. Er hat die Weisungen der Gläubiger zu befolgen. Soweit er zur Geltendmachung von Rechten der Gläubiger ermächtigt ist, sind die einzelnen Gläubiger zur selbständigen Geltendmachung dieser Rechte nicht befugt, es sei denn der Mehrheitsbeschluss sieht dies ausdrücklich vor. Über seine Tätigkeit hat der gemeinsame Vertreter den Gläubigern zu berichten.

(2) The Holders’ Representative shall have the duties and powers provided by law or granted by majority resolution of the Holders. The Holders’ Representative shall comply with the instructions of the Holders. To the extent that the Holders’ Representative has been authorized to assert certain rights of the Holders, the Holders shall not be entitled to assert such rights themselves, unless explicitly provided for in the relevant majority resolution. The Holders’ Representative shall provide reports to the Holders on its activities.

(3) Der gemeinsame Vertreter haftet den Gläubigern als Gesamtgläubiger für die ordnungsgemäße Erfüllung seiner Aufgaben; bei seiner Tätigkeit hat er die Sorgfalt eines ordentlichen und gewissenhaften Geschäftsleiters anzuwenden. Die Haftung des gemeinsamen Vertreters kann durch Beschluss der Gläubiger beschränkt werden. Über die Geltendmachung von Ersatzansprüchen der Gläubiger gegen den gemeinsamen Vertreter entscheiden die Gläubiger.

(3) The Holders’ Representative shall be liable for the proper performance of its duties towards the Holders who shall be joint and several creditors (Gesamtgläubiger); in the performance of its duties it shall act with the diligence and care of a prudent business manager (Sorgfalt eines ordentlichen und gewissenhaften Geschäftsleiters). The liability of the Holders’ Representative may be limited by a resolution passed by the Holders. The Holders shall decide upon the assertion of claims for compensation of the Holders against the Holders’ Representative.

(4) Der gemeinsame Vertreter kann von den Gläubigern jederzeit ohne Angabe von Gründen abberufen werden. Für die Abberufung und die sonstigen Rechte und Pflichten des gemeinsamen Vertreters gelten die Vorschriften des Schuldverschreibungsgesetzes.

(4) The Holders’ Representative may be removed from office at any time by the Holders without specifying any reasons. The provisions of the German Act on Debt Securities of 2009 (Schuldverschreibungsgesetz) apply with respect to the termination of appointment and any other rights and obligations of the Holder’ Representative.

(5) Der gemeinsame Vertreter kann von der Emittentin verlangen, alle Auskünfte zu erteilen, die zur Erfüllung der ihm übertragenen Aufgaben erforderlich sind.	(5) The Holders’ Representative may demand from the Issuer to furnish all information required for the performance of the duties entrusted to it.

§ 12 BEGEBUNG WEITERER SCHULDVERSCHREIBUNGEN, ANKAUF UND ENTWERTUNG	§ 12 FURTHER ISSUES OF NOTES, PURCHASES AND CANCELLATION

(1) Begebung weiterer Schuldverschreibungen. Die Emittentin ist berechtigt, jederzeit ohne Zustimmung der Gläubiger weitere Schuldverschreibungen mit gleicher Ausstattung (gegebenenfalls mit Ausnahme des Tags der Begebung, des Verzinsungsbeginns und/oder des Ausgabepreises) in der Weise zu begeben, dass sie mit diesen Schuldverschreibungen eine einheitliche Serie bilden.

(1) Further Issues of Notes. The Issuer may from time to time, without the consent of the Holders, issue further Notes having the same terms and conditions as the Notes in all respects (or in all respects except for the issue date, interest commencement date and/or issue price) so as to form a single series with the Notes.

(2) Ankauf. Die Emittentin ist (mit vorheriger Zustimmung der für die Emittentin zuständigen Aufsichtsbehörde, soweit diese erforderlich ist) berechtigt, jederzeit Schuldverschreibungen im Markt oder anderweitig zu jedem beliebigen Preis zu kaufen. Die von der Emittentin erworbenen Schuldverschreibungen können nach Wahl der Emittentin von ihr gehalten, weiterverkauft oder bei der Emissionsstelle zwecks Entwertung eingereicht werden.

(2) Purchases. The Issuer may (with the prior approval of the regulatory authority for the Issuer, as far as it is required) at any time purchase Notes in the open market or otherwise and at any price. Notes purchased by the Issuer may, at the option of the Issuer, be held, resold or surrendered to the Fiscal Agent for cancellation.

(3) Entwertung. Sämtliche vollständig zurückgezahlten Schuldverschreibungen sind unverzüglich zu entwerten und können nicht wiederbegeben oder wiederverkauft werden.	(3) Cancellation. All Notes redeemed in full shall be cancelled forthwith and may not be reissued or resold.

§ 13 MITTEILUNGEN	§ 13 NOTICES

Soweit diese Anleihebedingungen eine Mitteilung gemäß diesem § 13 vorsehen, wird eine solche auf www.ikb.de (oder einer anderen Internetseite, die mindestens sechs Wochen zuvor in Übereinstimmung mit diesen Vorschriften von der Emittentin mitgeteilt wurde) veröffentlicht. Eine solche Veröffentlichung wird gegenüber den Gläubigern mit Veröffentlichung wirksam, falls die Mitteilung kein späteres Wirksamkeitsdatum vorsieht. Falls und soweit die bindenden Vorschriften des geltenden Rechts oder die Regularien einer Börse, an der die Schuldverschreibungen notiert sind, andere Arten der Veröffentlichung vorsehen, müssen solche Veröffentlichungen zusätzlich und wie vorgesehen erfolgen.

To the extent these Terms and Conditions provide for a notice pursuant to this § 13, such will be published on www.ikb.de (or another website communicated by the Issuer with at least six weeks advance notice in accordance with these provisions) and become effective vis-à-vis the Holders through such publication unless the notice provides for a later effective date. If and to the extent that binding provisions of effective law or provisions of a stock exchange, on which the Notes are listed, provide for other forms of publication, such publications must be made in addition and as provided for.

§ 14 ANWENDBARES RECHT, GERICHTSSTAND UND GERICHTLICHE GELTENDMACHUNG	§ 14 APPLICABLE LAW, PLACE OF JURISDICTION AND ENFORCEMENT

(1) Anwendbares Recht. Form und Inhalt der Schuldverschreibungen sowie die Rechte und Pflichten der Gläubiger und der Emittentin bestimmen sich in jeder Hinsicht nach deutschem Recht.	(1) Applicable Law. The Notes, as to form and content, and all rights and obligations of the Holders and the Issuer, shall be governed by German law.

(2) Gerichtsstand. Nicht ausschließlich zuständig für sämtliche im Zusammenhang mit den Schuldverschreibungen entstehenden Klagen oder sonstige Verfahren (“Rechtsstreitigkeiten”) sind die Gerichte in Frankfurt am Main.

(2) Submission to Jurisdiction. The courts in Frankfurt am Main shall have non-exclusive jurisdiction for any action or other legal proceedings (“Proceedings”) arising out of or in connection with the Notes.

(3) Gerichtliche Geltendmachung. Jeder Gläubiger von Schuldverschreibungen ist berechtigt, in jeder Rechtsstreitigkeit gegen die Emittentin oder in jeder Rechtsstreitigkeit, in der der Gläubiger und die Emittentin Partei sind, seine Rechte aus diesen

(3) Enforcement. Any Holder of Notes may in any Proceedings against the Issuer, or to which such Holder and the Issuer are parties, protect and enforce in his own name his rights arising under such Notes on the basis of (i) a statement issued by the Custodian

Schuldverschreibungen im eigenen Namen auf der folgenden Grundlage zu schützen oder geltend zu machen: (i) er bringt eine Bescheinigung der Depotbank (wie nachstehend definiert) bei, bei der er für die Schuldverschreibungen ein Wertpapierdepot unterhält, welche (a) den vollständigen Namen und die vollständige Adresse des Gläubigers enthält, (b) den Gesamtnennbetrag der Schuldverschreibungen bezeichnet, die unter dem Datum der Bestätigung in dem Wertpapierdepot verbucht sind, und (c) bestätigt, dass die Depotbank gegenüber dem Clearingsystem eine schriftliche Erklärung abgegeben hat, die die vorstehend unter (a) und (b) bezeichneten Informationen enthält; und (ii) er legt eine Kopie der die betreffenden Schuldverschreibungen verbriefenden Globalurkunde vor, deren Übereinstimmung mit dem Original eine vertretungsberechtigte Person des Clearingsystems oder des Verwahrers des Clearingsystems bestätigt hat, ohne dass eine Vorlage der Originalbelege oder der die Schuldverschreibungen verbriefenden Globalurkunde in einem solchen Verfahren erforderlich wäre. Für die Zwecke des Vorstehenden bezeichnet “Depotbank” jede Bank oder ein sonstiges anerkanntes Finanzinstitut, das berechtigt ist, das Wertpapierverwahrungsgeschäft zu betreiben und bei der/dem der Gläubiger ein Wertpapierdepot für die Schuldverschreibungen unterhält, einschließlich dem Clearingsystem. Unbeschadet des Vorstehenden kann jeder Gläubiger seine Rechte aus den Schuldverschreibungen auch auf jede andere Weise schützen oder geltend machen, die im Land der Rechtsstreitigkeit prozessual zulässig ist.	(as defined below) with whom such Holder maintains a securities account in respect of the Notes (a) stating the full name and address of the Holder, (b) specifying the aggregate principal amount of Notes credited to such securities account on the date of such statement and (c) confirming that the Custodian has given written notice to the Clearing System containing the information pursuant to (a) and (b) and (ii) a copy of the Note in global form certified as being a true copy by a duly authorised officer of the Clearing System or a depository of the Clearing System, without the need for production in such Proceedings of the actual records or the global note representing the Notes. For purposes of the foregoing, “Custodian” means any bank or other financial institution of recognised standing authorised to engage in securities custody business with which the Holder maintains a securities account in respect of the Notes and includes the Clearing System. Each Holder may, without prejudice to the foregoing, protect and enforce his rights under these Notes also in any other way which is admitted in the country of the Proceedings.

§ 15 SPRACHE	§ 15 LANGUAGE

Diese Anleihebedingungen sind in deutscher Sprache abgefasst. Eine Übersetzung in die englische Sprache ist beigefügt. Der deutsche Text ist bindend und maßgeblich. Die Übersetzung in die englische Sprache ist unverbindlich.

These Terms and Conditions are written in the German language and provided with an English language translation. The German text shall be controlling and binding. The English language translation is provided for convenience only.